Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 3, 2014 relating to the consolidated financial statements of Education Realty Trust, Inc. and subsidiaries (the “Trust”) and the effectiveness of the Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Trust for the year ended December 31, 2013 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

November 7, 2014